Exhibit 99.1

Dr. David C. Collins
3876 Learning Tree Lane
Delaplane, Virginia 20144

December 27, 2012

BY ELECTRONIC MAIL AND COURIER

Learning Tree International, Inc.

1831 Michael Faraday Drive

Reston, Virginia 20190

Attn: Corporate Secretary

RE:	Notice of Nomination of Directors for the 2013 Annual Meeting of Stockholders of Learning Tree International, Inc. (the “Company”)

Dear Sirs,

Dr. David C. Collins is currently the beneficial owner of 1,652,205 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).  As a general partner of DCMA Holdings, LP, by attribution of shares held as separate property by his spouse, as a director of The Collins Family Foundation, and as minority trustee of The Adventures in Learning Foundation, Dr. Collins may also be deemed to be the beneficial owner of an additional 2,543,022 shares of Common Stock.  Dr. Collins disclaims beneficial ownership of such 2,543,022 shares. Dr. Collins’ current address is 3876 Learning Tree Lane, Delaplane, Virginia 20144.  Additional information concerning Dr. Collins and his beneficial ownership of Common Stock is set forth in Annex A hereto.

Dr. Collins hereby submits this Notice of Nomination of Directors (together with all annexes, exhibits and attachments hereto, this “Notice”) in connection with the Company’s 2013 Annual Meeting or a Special Meeting of the stockholders of the Company (the “Stockholders”) in lieu thereof that includes the election of directors (including any adjournments, postponements or delays thereof, the “2013 Annual Meeting”) for the purpose of nominating each of Dr. David C. Collins, Eric R. Garen, and Dr. Henri Hodara (each, a “Nominee” and collectively, the “Nominees”) for election to the Board of Directors of the Company (the “Board”) at the 2013 Annual Meeting.  Dr. Collins understands that the Nominating and Corporate Governance Committee is currently considering candidates for the Board of Directors and hereby requests that the Nominating and Corporate Governance Committee consider the Nominees for inclusion in the Company’s slate of director candidates in connection with the 2013 Annual Meeting. This Notice is being delivered to the Company at its principal executive offices in light of the position taken by Company counsel with respect to the December 28, 2012 deadline for proposals that are to be presented at the 2013 Annual Meeting conveyed to counsel for Dr. Collins.  Given that the Nominating and Governance Committee is not scheduled to convene to evaluate director nominations for the 2013 Annual Meeting until January 8, 2013, a date that is after the December 28, 2012 date set forth in the proxy statement of the Company filed January 27, 2012 (the “2012 Proxy”), Dr. Collins hereby submits this Notice to ensure that the Nominees will be considered at the 2013 Annual Meeting.  Dr. Collins and his related entities reserve all their rights to submit one or more additional nominees for election to the Board of Directors or one or more stockholder proposals in connection with the 2013 Annual Meeting at any time.

The Board currently consists of seven members, and the current terms of the three Class III directors will expire at the 2013 Annual Meeting. As stated in the 2012 Proxy, Stockholders will be asked to elect three Class III directors at the 2013 Annual Meeting, each to serve for a three-year term ending on the date of the Annual Meeting of Stockholders of the Company to be held in 2016 or until their successors are duly elected.  Dr. Collins and Mr. Garen are Class III Directors of the Company who are currently being considered for nomination by the Nominating and Corporate Governance Committee. Information about Dr. Hodara and his qualifications is provided on Annex B hereto.  Dr. Collins reserves the right to nominate additional nominees, including, without limitation, the right to (1) nominate additional nominees to fill any director positions created by the Board prior to or at the 2013 Annual Meeting, (2) nominate additional or other persons if the Company makes or announces any change to the Company’s Bylaws or takes or announces any other actions that are designed to, or have the effect of, disqualifying any of the Nominees, and (3) nominate a substitute person or substitute persons for election as directors in the event that any of the Nominees is unable or unwilling to serve as a director.

The information included in this Notice (including the annex and attachments attached hereto) represents Dr. Collins’ best knowledge as of the date hereof.  Dr. Collins reserves the right, in the event such information shall be or shall become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although Dr. Collins does not undertake to update any information which may change from and after the date hereof, except as may be required by law.   Neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of Dr. Collins to the Company from and after the date hereof shall be deemed to constitute an admission by Dr. Collins or any of his affiliates that this Notice or any such information is required or is in any way defective.  Dr. Collins reserves all rights to challenge the validity of any notice requirement in connection with the nomination of candidates for election to the Board of Directors or stockholder proposals asserted by the Company or its representatives and to assert a claim for any damages or costs Dr. Collins may sustain or incur, including attorneys’ fees, in the event of any dispute concerning the validity or requirement of this Notice.  All capitalized terms appearing in the annex and all attachments thereto that are not defined in such annex shall have the meanings given in the body of this Notice or the annex, as applicable.

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Notwithstanding that this Notice is not legally or contractually required, if you have any questions concerning this Notice, or if you require any further information, or if the Company believes that this Notice is in any way defective or deficient for any reason, please contact Dr. Collins’ counsel: Brian J. McCarthy, at (213) 687-5070, of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071.  If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the 2013 Annual Meeting, or if any of them shall be unable or unwilling to serve for any reason, this Notice shall continue to be effective with respect to the other Nominees or any substitute nominee or nominees selected by Dr. Collins.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Notice as of the date hereof.

/s/ David C. Collins
David C. Collins, Ph.D.

ANNEX A

This Annex A sets forth information concerning Dr. Collins and his related entities (together, the “Collins Parties”) and their beneficial ownership of Common Stock:

The Collins Parties include: David C. Collins, Mary C. Collins (Dr. Collins and Mrs. Collins are husband and wife and Mrs. Collins is also sometimes known under her maiden name of Mary C. Adams), DCMA Holdings, LP (“DCMA”), a family limited partnership of which Dr. Collins and Mrs. Collins are the general partners, The Adventures in Learning Foundation formerly known as The Pegasus Foundation (“Adventures in Learning”), a charitable support organization of which Dr. Collins and Mrs. Collins are minority trustees, and The Collins Family Foundation (the “Collins Family Foundation”), a private charitable foundation of which Dr. Collins and Mrs. Collins are the directors.  The principal address of each of the Collins Parties is 3876 Learning Tree Lane, Delaplane, Virginia 20144.  Dr. Collins is Chairman of the Board of Directors and Chief Executive Officer of the Company.  On February 15, 2007, Mrs. Collins retired from her positions as the Company’s Chief Administrative Officer and Secretary.  During the past five years, none of the Collins Parties has (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.  Each of Dr. Collins and Mrs. Collins is a citizen of the United States, DCMA is a California limited partnership, Adventures in Learning is a California trust and The Collins Family Foundation is a California corporation.

According to the Company’s Annual Report on Form 10-K filed December 18, 2012, 13,217,484 shares of Common Stock were outstanding as of December 10, 2012.  Dr. Collins and Mrs. Collins each beneficially own (within the meaning of the rules under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”)) 4,195,227 shares of Common Stock, which represent approximately 31.7% of the outstanding Common Stock.  Dr. Collins’ and Mrs. Collins’ beneficial ownership is set forth below:

Capacity	David C. Collins	Mary C. Collins
As separate property (held by each in a living trust)	1,382,205	177,640
As trustees under the Mary C. and David C. Collins Family Trust	270,000	270,000
By attribution of shares and options constituting the separate property of spouse(1)	177,640	1,382,205
As general partner of DCMA(2)	1,837,141	1,837,141
As director of The Collins Family Foundation(2)	289,918	289,918
As minority trustee of Adventures in Learning(2)	238,323	238,323

Total	4,195,227	4,195,227

A-1

(1)     Dr. Collins and Mrs. Collins each disclaim beneficial ownership of the shares held as the separate property of the other.

(2)     Dr. Collins and Mrs. Collins each disclaim beneficial ownership of these shares.

Dr. Collins has sole voting and dispositive power with respect to the 1,382,205 shares owned as his separate property.  Mrs. Collins has sole voting and dispositive power with respect to the 177,640 shares owned as her separate property.  Dr. Collins and Mrs. Collins each have shared voting and dispositive power with respect to the aggregate of 2,635,382 shares owned by the Mary C. and David C. Collins Family Trust, DCMA, The Collins Family Foundation and Adventures in Learning.

	David C. Collins	Mary C. Collins
Sole Voting and Dispositive Power	1,382,205	177,640
Shared Voting and Dispositive Power	2,635,382	2,635,382

The Collins Parties have not effected any transactions in the Common Stock during the 60 days prior to the date of this Notice.

A-2

ANNEX B

This Annex B sets forth certain information concerning Dr. Henri Hodara.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the letter that forms part of this Notice.  The terms “associate,” “affiliate” and “participant” used in connection with the statements herein shall have the meaning ascribed thereto in the Exchange Act.

Dr. Collins considered the experience, qualifications, attributes and skills of Dr. Hodara and concluded that Dr. Hodara should serve as a director of the Company.  Among other things, in reaching this conclusion, Dr. Collins considered Dr. Hodara’s fifty years of experience as a successful builder and manager of high technology companies, his detailed knowledge of government and military intelligence operations, his extensive experience in financial and operational matters, his long track record as a technological innovator (as demonstrated by his many patents and publications), his deep operational experience serving as a senior executive officer and director of several companies, and the fact that Dr. Hodara is well acquainted with the technology and course structure of the Company (having taught a course on fiber optics for the Company when it was called Integrated Computer Systems, in 1980).  Additionally,  Dr. Hodara has provided management support to several start-up companies.  Dr. Collins believes that Dr. Hodara, if elected, will exercise his independent judgment on all matters before the Board in accordance with his fiduciary duties to the Company and the stockholders of the Company.

Dr. Hodara has furnished the following information regarding his principal occupations and certain other matters.

Name, Date of Birth, and Business Address	Age	Principal Occupation and Employment

Dr. Henri Hodara (DOB: 01/08/1926) c/o SymbiOptix, Inc. P.O. Box 358 Dana Point, CA 92629	86

Dr. Hodara has served as the President and Founder of SymbiOptix, Inc., an electro-optical telecommunication systems and cyber intelligence company, since January 2011. In such capacity, Dr. Hodara develops electro-optical telecommunications systems for many applications including the use of software tools to combat cyber-terrorism. Dr. Hodara regularly and successfully interacts with the United States Government and is involved in new programs in ultra-high speed pattern recognition and cyber intelligence.

Dr. Hodara also has provided management support to high technology startup companies in association with Brentwood Associates.

Name, Date of Birth, and Business Address	Age	Principal Occupation and Employment

Dr. Hodara was President and Founder of L-3 Photonics (a division of L-3 Communications), a fiber optics communications company, from 1994 to 2011. L-3 Communications acquired Dr. Hodara’s operation from IPITEK in December 2003 and requested that Dr. Hodara remain in managerial control. From 1994-2011, a 16 year span, Dr. Hodara grew the company at a compound annual rate of 25%, always keeping operations highly profitable. In addition to being responsible for financial performance, Dr. Hodara was also the principal strategist and marketing executive for highly classified programs involving the United States Government.

Dr. Hodara served as President and Co-Founder of Tetra Tech, Inc. from 1966 to 1994. Dr. Hodara was Senior Vice President of Tetra Tech between 1982 until its acquisition by Honeywell in 1982. He was President of Tetra Tech, as a wholly owned subsidiary of Honeywell, from 1982 until 1994.

In 1980, Dr. Hodara taught a course on fiber optics for the Company when it was called Integrated Computer Systems.

Dr. Hodara holds several patents in the optics arena. He is an expert on electronics, optical communications and optical networks hardware and software.

Dr. Hodara has served as a director of Tetra Tech, Inc., a public company, and Lightwave Energy.

Education

Dr. Hodara holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology (1948), a M.S. in Electrical Engineering from Stanford University (1949), and a Ph.D. in Electrical Engineering from the Illinois Institute of Technology (1962).

During the past ten years, Dr. Hodara has not been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors).

None of Dr. Hodara or any of his associates owns beneficially, directly or indirectly, any securities of the Company.

Dr. Hodara does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

Dr. Hodara does not own any securities of the Company of record but not beneficially.

Dr. Hodara has not purchased or sold within the past two years any securities of the Company; provided that such securities may have been purchased or sold without his knowledge for accounts of Dr. Hodara managed by independent investment managers having control over the purchase and sale decisions with respect thereto.

Dr. Hodara is not, and was not within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

None of Dr. Hodara, any corporation or organization of which Dr. Hodara is an officer, partner, or beneficial owner, directly or indirectly, of 10% or more of any class of equity securities, or Dr. Hodara’s immediate family members (as such term is described in Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Regulation S-K”)), has had since the beginning of the Company’s last fiscal year, a direct or indirect material interest in any transaction or currently proposed transaction, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000.

Other than as described in this Notice, none of Dr. Hodara or any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no pending legal proceedings or any such proceedings known to be contemplated by government authorities to which Dr. Hodara, or any associate of Dr. Hodara, is a party adverse to the Company or any of its subsidiaries or has an interest adverse to the Company or any of its subsidiaries.

There are no family relationships (as such term is defined in Item 401(d) of Regulation S-K) between Dr. Hodara and any director or executive officer of the Company.

Dr. Hodara does not have any position or office with the Company and no occupation or employment with which Dr. Hodara has been involved during the past three years was carried on with the Company or any corporation or organization that is a parent, subsidiary or other affiliate of the Company.  Dr. Hodara has never served on the Board.

Dr. Hodara is not, and does not have a Family Member who is a current partner or employee, of BDO USA, LLP.

Dr. Hodara has not been involved in any legal proceedings during the past ten years that would be required to be disclosed under Item 401(f) of Regulation S-K.

During the past ten years, there has not been the filing of a petition under the federal bankruptcy laws or any state insolvency law by or against Dr. Hodara, or the appointment of a receiver, fiscal agent or similar officer by a court for (i) Dr. Hodara’s business or property, (ii) any partnership in which Dr. Hodara was a general partner at or within two years before the time of such filing or (iii) for any corporation or business association of which Dr. Hodara was an officer, at or within two years before the time of such filing.

None of Dr. Hodara, or any associate of Dr. Hodara, has received payments, credits, property, securities, personal benefits, perquisites or any other compensation, including consulting fees, compensation for past services, payment pursuant to any plan or arrangement in connection with any termination of employment with, or change of control of, the Company or any of its subsidiaries, during the current fiscal year of the Company.

Dr. Collins believes that Dr. Hodara is independent under the independence standards applicable to the Company pursuant to Item 407(a) of Regulation S-K and the listing standards of the NASDAQ Global Market (the “NASDAQ”). In addition, Dr. Collins believes that Dr. Hodara is independent under the heightened independence standards applicable to audit committee members under the rules of the NASDAQ and the Commission.

Other than as described in this Notice, there are no existing or proposed relationships between Dr. Hodara or any of his immediate family members, on the one hand, and Dr. Collins or any of his affiliates, on the other hand.

Dr. Hodara is a citizen of the United States.